Exhibit 99.1

Sprinklr Appoints Scott Harvey as Chief Customer Officer and Reaffirms Financial Guidance for Q4 and Full Year FY 2024

•	Mr. Harvey will lead a unified global customer organization, including all sales and services teams, to accelerate go-to-market efficiencies and better serve customers.

•	Chief Revenue Officer Paul Ohls will support Mr. Harvey in his transition before departing Sprinklr on March 16th.

•	Sprinklr reaffirms financial guidance for the fourth quarter and full year fiscal 2024.

NEW YORK, NY — February 5, 2024 – Sprinklr (NYSE: CXM), the unified customer experience management (Unified-CXM) platform for modern enterprises, today announced the appointment of Scott Harvey as Chief Customer Officer. Mr. Harvey has served as Sprinklr’s executive vice president of customer operations since September 2023. He will continue to report directly to Sprinklr Founder and CEO Ragy Thomas in this newly expanded role leading a unified global customer organization, including all sales and services teams, to accelerate go-to-market efficiencies and better serve customers.

“Sprinklr is actively taking steps to structure our business for the next stage of scale. This includes making organizational changes that will further our go-to-market alignment and unify our work along the customer journey. We will continue to hire world-class leaders who have demonstrated measurable results and operational excellence to support and enable our next chapter of growth. Scott has proven to be an exceptional global leader, and we share strong convictions about the vision for Unified-CXM and the future of Sprinklr,” said Sprinklr Founder and CEO, Ragy Thomas.

“I believe we are on the digital edge of a very exciting future for Unified-CXM,” said Mr. Harvey. “Sprinklr has a tremendous opportunity to be the leading choice for brands at the forefront of exceptional customer experience. I look forward to advancing Sprinklr’s vision, serving our diverse customers, furthering our go-to-market alignment, and the opportunity to lead our customer-facing teams.”

Today, Sprinklr also announced that Chief Revenue Officer (CRO) Paul Ohls has made the decision to leave Sprinklr effective March 16, 2024. He will support Mr. Harvey until his departure to ensure a seamless transition. “Paul has had an immeasurable impact on Sprinklr’s success over more than five years in sales leadership, most recently as CRO. He inspired a passion for how our platform provides value to our customers and helped build a foundation for our next phase of growth and scale. His contributions and friendship are greatly valued, and we wish him well,” continued Thomas.

Sprinklr also reaffirms its financial guidance for the fourth quarter of fiscal 2024 and the full year fiscal 2024, as provided in a press release issued on December 6, 2023.

About Scott Harvey

Mr. Harvey joined Sprinklr in September 2023 as executive vice president of Customer Operations to optimize customer-facing operations from pre-sales solution consulting through post-sales customer success and recurring services. Prior to joining Sprinklr, Mr. Harvey served as Stripe’s global head of technical sales and services, with responsibility for the pre-sales and post-sales organizations focused on driving customer adoption and consumption of Stripe product offerings. During his tenure, Stripe saw revenue more than double. Prior to Stripe, Mr. Harvey spent more than six years in senior leadership positions with ServiceNow, Inc., including SVP of Solution Sales and SVP of Solution Consulting. During his tenure, ServiceNow, Inc. experienced accelerated growth and scale with revenue soaring from $425 million to $4.5 billion and its workforce from 1,800 to 13,000.

About Sprinklr

Sprinklr is a leading enterprise software company for all customer-facing functions. With advanced AI, Sprinklr’s unified customer experience management (Unified-CXM) platform helps companies deliver human experiences to every customer, every time, across any modern channel. Headquartered in New York City with employees around the world, Sprinklr works with more than 1,400 valuable enterprises — global brands like Microsoft, P&G, Samsung and more than 50% of the Fortune 100. Sprinklr’s value to the enterprise is simple: We un-silo teams to make customers happier.

Forward Looking Statements

This press release contains forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential benefits of appointing Scott Harvey as Sprinklr’s Chief Customer Officer and statements regarding our financial outlook for the fourth quarter and full-year fiscal 2024. By their nature, forward-looking information and statements are subject to risks, uncertainties, and contingencies, including the risk that the potential benefits of Mr. Harvey’s appointment are not realized and risks, uncertainties and contingencies that may apply to Sprinklr’s business. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are discussed in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2023, under the caption “Risk Factors,” and in other filings that we make from time to time with the SEC. Sprinklr does not undertake to update any forward-looking statements or information, including those contained in this press release.

Press Contact

Austin DeArman

pr@sprinklr.com